Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brocade Communications Systems, Inc.:
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated December 20, 2007, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 27, 2007 and October 28, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 27, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 27, 2007, which reports appear in the October 27, 2007 annual report on Form 10-K of Brocade Communications Systems, Inc., and to the reference to our firm under the heading “Experts” in the Registration Statement.
Our report dated December 20, 2007 on the consolidated financial statements contains an explanatory paragraph stating that Brocade Communications Systems, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, at the beginning of the year ended October 28, 2006.
KPMG LLP
Mountain View, California
September 18, 2008